Exhibit99.1

South African Constitutional Court sets aside Appeals Court decision

Johannesburg – November 29, 2013 - Net 1 UEPS Technologies, Inc. (NasdaqGS: UEPS; JSE: NT1) today announced that the South African Constitutional Court (“Constitutional Court”) ruled that the tender process followed by the South African Social Security Agency (“SASSA”) in awarding a contract to Net1’s wholly owned subsidiary Cash Paymaster Services (Proprietary) Limited (“CPS”) was constitutionally invalid. However, the Constitutional Court suspended its declaration of invalidity pending determination of a just and equitable remedy. The grant of a just and equitable remedy is reserved pending a further hearing, which has been set for February 11, 2014. The parties have been ordered to submit additional information on affidavit by January 30, 2014. Finally, the Constitutional Court ordered the CEO of SASSA, SASSA and the Company to pay costs, including the cost of three counsel, in the High Court, South African Appeals Court and the Constitutional Court to AllPay Consolidated Investment Holdings Limited (“AllPay”).

The Company cannot predict what the outcome of the February 2014 hearing will be. The contract between SASSA and CPS to distribute social welfare grants to ten million South Africans every month remains in full force and effect until the Constitutional Court determines the appropriate remedy.

The Constitutional Court is the highest court in South Africa and this judgment follows an appeal by AllPay, an unsuccessful bidder, against the unanimous judgment by the South African Appeals Court on March 27, 2013, that the tender process was valid and legal. The full Constitutional Court judgment is available on the Company’s website at www.net1.com.

The Company may issue further comment on the ruling once it has had sufficient time to study the full judgment.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System, or UEPS, to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is also completely interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa, Republic of Korea, and Ghana. In addition, Net1’s proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries while its MediKredit and XeoHealth subsidiaries provide its proprietary 5010 and ICD-10 compliant real-time claims adjudication system.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Managing Director
Phone: +1-917-767-6722
Email: dchopra@net1.com